CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Kearny Financial Corp.

Fairfield, New Jersey

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-130203 and 333-130204) of Kearny Financial Corp. (the “Company”) of our reports dated September 12, 2008, relating to the consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting, which appear in the Annual Report to Shareholders, which is included in this Annual Report on Form 10-K.

Beard Miller Company LLP

Clark, New Jersey

September 12, 2008